EXHIBIT 99


NEWS RELEASE


FOR IMMEDIATE RELEASE       Contact:  Robert E. Evans
---------------------                 President and Chief Executive Officer
December 12, 1997                     (614) 373-3155



                    PEOPLES BANCORP COMPLETES ACQUISITION
                            OF GATEWAY BANCORP
             ___________________________________________________

  MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced today the completion of its acquisition of Gateway Bancorp, Inc. ("Gateway") (Nasdaq SmallCap: GWBC). Under the transaction, Gateway and its wholly-owned savings bank subsidiary, Catlettsburg Federal Savings Bank, was acquired by Peoples Bancorp for approximately $21.6 million ($6.3 million in cash and $15.3 million in Peoples Bancorp stock - or approximately 354,000 shares). The transaction will be accounted for as a purchase.

  At September 30, 1997, Gateway had total assets of $62.6 million, total deposits of $44.9 million, and total stockholders' equity of $17.4 million. Gateway will operate as a wholly-owned subsidiary of Peoples Bancorp with continuity of management, officers, and directors. Catlettsburg Federal Savings Bank operates two offices in the counties of Boyd and Carter in northeastern Kentucky.

  Robert E. Evans, President and CEO of Peoples Bancorp, commented, "We are pleased to welcome the customers, shareholders, and employees of Gateway to our Company. We look forward to continuing Catlettsburg Federal's customer relationships and strengthening its participation in the economy of northeast Kentucky."

  On January 1, 1997, Peoples Bancorp acquired Russell Federal
Savings Bank in Greenup County of northeastern Kentucky.

  Peoples Bancorp is an Ohio bank holding company with headquarters in Marietta. Its banking subsidiaries include The Peoples Banking and Trust Company with offices in central and southern Ohio; The First National Bank of Southeastern Ohio with three southeastern Ohio offices, and Russell Federal Savings Bank in Russell, Kentucky. Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, and investment
and insurance products.   www.peoplesbancorp.com


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